Exhibit 99.4
Pinnacle West Capital Corporation
Major Factors Affecting Consolidated Earnings Outlook
for Year Ending December 31, 2009
Compared with Year Ended December 31, 2008
(Earnings Per Diluted Share Outstanding)

2008 net income	$2.40

Adjustments:
SunCor real estate impairment charge	0.32
Income tax credits related to prior years	(0.30)
Severance costs related to workforce reductions	0.08
Income from discontinued operations for resolution of a tax issue related to 2005 Silverhawk plant sale	(0.08)

2008 on-going earnings	2.42

Projected increases (decreases) in 2009:

Regulated electricity segment gross margin (revenues net of fuel and purchased power costs, excluding Renewable Energy Surcharge), including: retail interim rate increase for full year, transmission revenue increases, higher fuel and purchased power costs (net of deferrals), lower usage due to first quarter 2009 mild weather and customer conservation and minimal weather-normalized retail sales growth
0.20 - 0.30

Lower marketing and trading gross margin (revenues net of fuel and purchased power costs)	(0.14)

Increased operations and maintenance expense (excluding Renewable Energy Standard and severance costs) related primarily to fossil plant maintenance and outages, pension and other post-retirement benefits, partially offset by cost efficiency efforts, including cost reductions reported to ACC
(0.10) - (0.20)

Costs related to utility capital expenditures (such as depreciation, property taxes and interest expense, net of capitalized financing costs)	(0.30) - (0.35)

Miscellaneous other items — net	0.10 - 0.15

Estimated 2009 earnings — a reasonable range around (excluding potential real estate results)	$2.30